1330 Avenue of the Americas
New York, NY 10019
Contact:
Leigh Parrish/Stephanie Rich
FD
(212)850-5600

NexCen Brands Reports Significant Improvement in Operating Income in Second Quarter 2009

Second Consecutive Quarter of Operating Income
and Positive Cash Flow from Operations

Operating Income of $1.6 Million in Second Quarter 2009
vs. Operating Loss of $113.4 Million in Second Quarter 2008

Cash Generated from Operations of $0.2 Million in Second Quarter 2009
vs. Cash Used in Operations of $1.4 million in Second Quarter 2008

Loss from Continuing Operations of ($0.01) Per Diluted Share in Second Quarter 2009 vs. ($1.99) Per Diluted Share in Second Quarter 2008

NEW YORK – November 5, 2009 – NexCen Brands, Inc. (PINK SHEETS: NEXC.PK) today reported unaudited financial results for the second quarter of 2009, and announced that it has filed its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009 with the Securities and Exchange Commission (SEC).

Second Quarter 2009 Operating Results and Financial Highlights

The operating results and financial highlights for the second quarter ended June 30, 2009 are as follows:

•
Total revenues in the second quarter of 2009 decreased 1% to $11.8 million, compared to $11.9 million in the second quarter of 2008. The slight decrease in revenues is the result of a decline in royalty and factory revenues due to current economic conditions, partially offset by an increase in franchise fee revenues.

•
Total operating expenses in the second quarter of 2009 decreased to $10.2 million from $125.3 million in the second quarter of 2008.  Operating income in second quarter of 2009 increased to $1.6 million from an operating loss of $113.4 million in the second quarter of 2008.  Loss from continuing operations in the second quarter of 2009 narrowed to $0.8 million, or ($0.01) per fully diluted share, from $112.8 million, or ($1.99) per fully diluted share, in the second quarter of 2008.

•
The results for the second quarter of 2008 included impairment charges related to intangible assets of $109.7 million, $1.9 million in professional fees related to special investigations, and $0.8 million in restructuring costs. Excluding these special items specific to the events of 2008, adjusted operating expenses for the second quarter of 2009 decreased 21%, or $2.7 million, from adjusted operating expenses of $12.8 million for the second quarter of 2008.  Adjusted operating income for the second quarter of 2009 increased 286%, or $2.5 million, from an adjusted operating loss of $0.9 million for the second quarter of 2008.  Adjusted loss from continuing operations narrowed to $0.7 million, or ($0.01) per fully diluted share, compared to an adjusted loss from continuing operations of $4.5 million, or ($0.08) per fully diluted share, in the second quarter of 2008.  See Table 4 for details regarding these non-GAAP adjustments.

•	Cash generated from operations was $0.2 million in second quarter of 2009 compared to cash used in operations of $1.4 million in second quarter of 2008.

•	The Company had total cash of $8.0 million as of June 30, 2009, compared to total cash of $8.3 million at March 31, 2009 and $8.3 million at December 31, 2008.

•	The Company’s outstanding debt balance was $142.6 million at June 30, 2009, compared to $142.5 million at March 31, 2009 and $142.3 million at December 31, 2008.

•
The Company’s average effective interest rate for its credit facility was 6.6% in the second quarter of 2009, compared to 6.8% in the first quarter of 2009 and 8.6% in the fourth quarter of 2008.  The Company’s interest expense was $2.7 million in the second quarter of 2009, compared to $2.8 million in the first quarter of 2009 and $3.1 million in the fourth quarter of 2008.

•
Total franchised locations were 1,770 stores at June 30, 2009 versus 1,881 stores at June 30, 2008.  The net decrease of 111 stores, or 6%, reflects closures, initiated either by the franchisee or the Company, of underperforming and non-compliant stores.

•
The Company executed franchise agreements for 20 new franchise units across its franchise businesses in the second quarter of 2009, versus franchise agreements for 24 new franchise units in the first quarter of 2009.

•
Deferred revenue related to the pipeline for franchise stores to be opened pursuant to executed letters of intent and franchise agreements was approximately $2.6 million at June 30, 2009, a decrease of approximately $0.4 million or 14% from approximately $3 million at March 31, 2009.  Total deferred revenue, including deferred revenue related to vendor rebates, was $2.9 million at June 30, 2009.

Kenneth J. Hall, Chief Executive Officer, stated, “We are pleased with our performance during the second quarter.  This is the second consecutive quarter in which we generated operating income and positive cash flow from operations since we implemented our strategic plan to turn around our business.  We maintained revenues at prior-year levels, despite the dramatic drop in mall traffic and retail spending. We also realized improvements in our financial results by right-sizing our operating expenses and improving efficiencies in our business.  We are heartened that our strategic plan is yielding a positive impact on our results.”

Six Months Operating Results

The operating results for the six months ended June 30, 2009 are as follows:

•
Total revenues for the six months ended June 30, 2009 increased 7% to $23.7 million, compared to $22.2 million for the same period in 2008. The increase in revenues is primarily the result of full quarter revenues for Great American Cookies acquired on January 29, 2008.

•
Total operating expenses for the six months ended June 30, 2009 decreased to $20.3 million from $138.1 million for the same period in 2008. Operating income for the six months ended June 30, 2009 increased to $3.4 million for the six months ended June 30, 2009 from an operating loss of $115.9 million for the same period in 2008.  Loss from continuing operations for the six months ended June 30, 2009 narrowed to $1.5 million, or ($0.03) per fully diluted share, from $119.2 million, or ($2.10) per fully diluted share, for the same period in 2008.

•
The results for the six months ended June 30, 2008 included impairment charges related to intangible assets of $109.7 million, $1.9 million in professional fees related to special investigations, and $0.8 million in restructuring costs. Excluding these special items specific to the events of 2008, adjusted operating expenses for the six months ended June 30, 2009 decreased 21%, or $5.4 million, to $20.2 million from adjusted operating expenses of $25.6 million for the same period in 2008.  Adjusted operating income for the six months ended June 30, 2009 increased 201%, or $6.9 million, to $3.5 million compared to an adjusted operating loss of $3.4 million for the same period in 2008. Adjusted loss from continuing operations for the six months ended June 30, 2009 narrowed to $1.4 million, or ($0.03) per fully diluted share, from an adjusted loss from continuing operations of $9.7 million, or ($0.17) per fully diluted share, for the same period in 2008. See Table 4 for details regarding these non-GAAP adjustments.

•
Cash flow from operations for the six months ended June 30, 2009 improved by $6.2 million to $0.6 million of cash generated from operations, compared to cash used in operations of $5.6 million for the six months ended June 30, 2008.

Mr. Hall concluded, “NexCen Brands is operating as a fundamentally stronger business than a year ago.  We believe that through the execution of our turnaround plan, we have been able to weather both the downturn in the economy and the internal challenges that have impacted our Company.  In 2009, we have continued to improve our operations and make investments in our business and brands, while significantly reducing expenses.  We also have completed key hires to bolster our management team.  Further, we have continued to enhance our offerings to franchisees, such as opening a new ‘Innovation Lab’ with additional capabilities to produce new ice cream, cookies and pretzels products for each of our QSR franchised brands.  Despite our progress to date, we recognize that the continued difficult macroeconomic environment, including the lack of readily available financing for franchisees, has affected our business and our financial results, and may continue to do so.  As such, we will maintain a conservative approach to managing our expenses, while at the same time, strive to capitalize on innovation and expansion opportunities.  We also understand that we must further bolster our financial condition and address our debt level.  In short, we are encouraged by our financial performance through the first half of 2009, but not complacent.”

Conference Call Information

The Company will be holding a conference call today at 5:00 pm ET to review its financial results  for the second quarter  of 2009.  The conference call may be accessed by dialing 800-944-8766 or 317-713-0002, access code: 27689.  A replay of the call will be available through November 13, 2009, by dialing 1-866-281-6782, access code: 154227.  The broadcast will be available through the ‘Investor Relations’ link at http://www.nexcenbrands.com/ and will be archived online shortly after the conference call until December 31, 2009.

The Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009 is available on the Company’s website at http://www.nexcenbrands.com, under the “Investor Relations” tab, or through the SEC’s website at http://www.sec.gov.

About NexCen Brands, Inc.

NexCen Brands, Inc. is a strategic brand management company with a focus on franchising. It owns a portfolio of franchise brands that includes two retail franchise concepts: TAF™ and Shoebox New York®, as well as five quick service restaurant (QSR) franchise concepts: Great American Cookies®, MaggieMoo's®, Marble Slab Creamery®, Pretzelmaker® and Pretzel Time®. The brands are managed by NexCen Franchise Management, Inc., a subsidiary of NexCen Brands.

Forward-Looking Statement Disclosure
This press release contains “forward-looking statements,” as such term is used in the Securities Exchange Act of 1934, as amended.  Such forward-looking statements include those regarding the expected timing for filing additional SEC reports, expectations for the future performance of the Company’s brands and expectations regarding the impact of recent developments on its business.  When used herein, the words “anticipate,” “believe,” “estimate,” “intend,” “may,” “will,” “expect” and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements.  Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties.  They are not guarantees of future performance or results.  The Company's actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements.  Factors that could cause or contribute to such differences include: (1) the Company’s efforts to focus on the franchise business as its core business may not be successful and may not improve the performance of the Company; (2) economic conditions may deteriorate or fail to materially improve in international and domestic markets, which could negatively impact the Company’s business and financial performance, (3) the Company’s inability to file its financial reports within the prescribed timeframes and the failure to hold an annual meeting of stockholders for the fiscal year ended December 31, 2007 may subject the Company to governmental investigations or third-party claims, (4) past delays in the Company’s compliance with the Securities and Exchange Commission’s filing requirements may negatively impact the Company, (5) increases in LIBOR, which affects the interest rate on approximately 60% of the debt outstanding under the Company’s current bank credit facility, will increase its interest expenses, (6) the substantial debt service obligations and extensive covenants in the Company’s current bank credit facility may restrict its ability to respond to changing market conditions, and (7) other factors discussed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Table 1
NEXCEN BRANDS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(IN THOUSANDS, EXCEPT SHARE DATA)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenues:
Royalty revenues	$6,144	$6,452	$11,986	$11,811
Factory revenues	4,320	4,761	8,777	7,736
Franchise fee revenues	1,066	397	2,396	1,980
Licensing and other revenues	251	314	582	622
Total revenues	11,781	11,924	23,741	22,149

Operating Expenses:
Cost of sales	(2,670)	(2,974)	(5,507)	(5,296)
Selling, general and administrative expenses:
Franchising	(3,470)	(4,335)	(6,561)	(8,663)
Corporate	(1,912)	(3,468)	(3,996)	(7,834)
Professional fees:
Franchising	(560)	(354)	(970)	(630)
Corporate	(652)	(1,010)	(1,489)	(2,008)
Special investigations	(52)	(1,932)	(85)	(1,932)
Impairment of intangible assets	-	(109,733)	-	(109,733)
Depreciation and amortization	(863)	(674)	(1,725)	(1,165)
Restructuring charges	-	(815)	-	(815)
Total operating expenses	(10,179)	(125,295)	(20,333)	(138,076)

Operating income (loss)	1,602	(113,371)	3,408	(115,927)

Non-Operating income (expense):
Interest income	47	84	102	334
Interest expense	(2,749)	(2,472)	(5,583)	(4,751)
Financing charges	31	(889)	(2)	(926)
Other income (expense), net	372	(193)	720	(676)
Total non-operating expense	(2,299)	(3,470)	(4,763)	(6,019)

Loss from continuing operations before income taxes	(697)	(116,841)	(1,355)	(121,946)
Income taxes:
Current	(81)	(107)	(155)	(184)
Deferred	-	4,126	-	2,936
Loss from continuing operations	(778)	(112,822)	(1,510)	(119,194)
Income (loss) from discontinued operations, net of taxes of $0, $14,916, $0, $15,083, respectively	362	(83,027)	229	(81,960)
Net loss	$(416)	$(195,849)	$(1,281)	$(201,154)

Loss per share (basic and diluted) from continuing operations	$(0.01)	$(1.99)	$(0.03)	$(2.10)
Income (loss) per share (basic and diluted) from discontinued operations	0.00	(1.47)	0.00	(1.45)
Net loss per share - basic and diluted	$(0.01)	$(3.46)	$(0.03)	$(3.55)

Weighted average shares outstanding – basic and diluted	56,952	56,621	56,812	56,444

Table 2
NEXCEN BRANDS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(IN THOUSANDS)
	Six Months Ended June 30,
	2009	2008
Cash flow from operating activities:
Net loss	$(1,281)	$(201,154)
Add: net (income) loss from discontinued operations	(229)	81,960
Net loss from continuing operations	(1,510)	(119,194)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Impairment of intangible assets	-	109,733
Restructuring	-	443
Depreciation and amortization	1,793	1,165
Stock based compensation	288	2,230
Deferred income taxes	-	(2,936)
Unrealized (gain) loss on investment in joint venture	(260)	220
Amortization of debt discount	274	224
Amortization of deferred financing costs	483	845
Accrued interest on Deficiency Note	1,109	-
Changes in assets and liabilities, net of acquired assets and liabilities:
Decrease (increase) in trade receivables, net of allowances	1,459	(1,193)
(Increase) decrease in other receivables	(147)	1,129
(Increase) decrease in inventory	(36)	410
Decrease (increase) in prepaid expenses and other assets	685	(1,070)
(Decrease) increase in accounts payable and accrued expenses	(2,416)	2,795
(Decrease) increase in restructuring accruals	(146)	327
Decrease in deferred revenues	(1,161)	(637)
Net cash provided by (used in) operating activities from continuing operations	415	(5,509)
Net cash provided by (used in) operating activities from discontinued operations	229	(127)
Net cash provided by (used in) operating activities	644	(5,636)

Cash flows from investing activities:
Decrease in restricted cash	190	5,151
Purchases of property and equipment	(185)	(477)
Investment in joint venture	-	(725)
Purchase of trademarks, including registration costs	-	(46)
Distributions from joint venture	-	216
Acquisitions, net of cash acquired	(131)	(95,000)
Cash used in discontinued operations for investing activities	-	(765)
Net cash provided by (used in) investing activities	(126)	(91,646)

Cash flows from financing activities:
Proceeds from debt borrowings	-	70,000
Financing costs	-	(1,670)
Principal payments on debt	(774)	(3,918)
Proceeds from the exercise of options and warrants	-	5
Cash used in discontinued operations for financing activities	-	(1,100)
Net cash (used in) provided by financing activities	(774)	63,317
Net decrease in cash and cash equivalents	(256)	(33,965)
Cash and cash equivalents, at beginning of period	8,293	46,569
Cash and cash equivalents, at end of period	$8,037	$12,604
Cash paid for interest	$4,770	$4,862
Cash paid for taxes	$203	$135

Table 3

NEXCEN BRANDS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(IN THOUSANDS EXCEPT SHARE DATA)

	June 30,
	2009 (Unaudited)	December 31, 2008
ASSETS
Cash and cash equivalents	$8,037	$8,293
Trade receivables, net of allowances of $1,469 and $1,367, respectively	4,158	5,617
Other receivables	940	834
Inventory	1,268	1,232
Prepaid expenses and other current assets	1,951	2,439
Total current assets	16,354	18,415

Property and equipment, net	3,278	4,395
Investment in joint venture	389	87
Trademarks and other non-amortizable intangible assets	78,422	78,422
Other amortizable intangible assets, net of amortization	5,668	6,158
Deferred financing costs and other assets	4,816	5,486
Long-term restricted cash	740	940
Total assets	$109,667	$113,903

LIABILITIES AND STOCKHOLDERS' DEFICIT
Accounts payable and accrued expenses	$7,692	$9,220
Restructuring accruals	7	153
Deferred revenue	2,884	4,044
Current portion of long-term debt, net of debt discount of $514 and $541, respectively	1,768	611
Acquisition related liabilities	1,330	4,689
Total current liabilities	13,681	18,717

Long-term debt, net of debt discount of $605 and $852, respectively	139,714	140,262
Acquisition related liabilities	298	480
Other long-term liabilities	3,506	3,937
Total liabilities	157,199	163,396

Commitments and Contingencies

Stockholders’ deficit:
Preferred stock, $0.01 par value; 1,000,000 shares authorized; 0 shares issued and outstanding as of June 30, 2009 and December 31, 2008, respectively	—	—
Common stock, $0.01 par value; 1,000,000,000 shares authorized; 56,951,730 and 56,670,643 shares issued and outstanding as of June 30, 2009 and December 31, 2008, respectively	571	569
Additional paid-in capital	2,684,840	2,681,600
Treasury stock	(1,757)	(1,757)
Accumulated deficit	(2,731,186)	(2,729,905)
Total stockholders’ deficit	(47,532)	(49,493)
Total liabilities and stockholders’ deficit	$109,667	$113,903

Table 4
NEXCEN BRANDS, INC.
NON-GAAP ADJUSTMENTS (UNAUDITED)
(IN THOUSANDS, EXCEPT SHARE DATA)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Total revenues	$11,781	$11,924	$23,741	$22,149

Total operating expenses	(10,179)	(125,295)	(20,333)	(138,076)
Adjustments for special items:
Special investigations (1)	52	1,932	85	1,932
Impairment of intangible assets (2)	-	109,733	-	109,733
Restructuring charges (3)	-	815	-	815
Total operating expenses, as adjusted	(10,127)	(12,815)	(20,248)	(25,596)

Operating income (loss), as adjusted	1,654	(891)	3,493	(3,447)

Total non-operating expenses	(2,299)	(3,470)	(4,763)	(6,019)

Loss from continuing operations before income taxes, as adjusted	(645)	(4,361)	(1,270)	(9,466)

Income taxes	(81)	4,019	(155)	2,752

Adjustments for deferred income taxes (2)	-	(4,126)	-	(2,936)

Income taxes, as adjusted	(81)	(107)	(155)	(184)

Loss from continuing operations, as adjusted	$(726)	$(4,468)	$(1,425)	$(9,650)

Loss per share (basic and diluted) from continuing operations, as adjusted	$(0.01)	$(0.08)	$(0.03)	$(0.17)

Weighted average shares outstanding - basic and diluted	56,952	56,621	56,812	56,444

(1)
The Company incurred outside legal fees related to special investigations, namely, investigations conducted at the direction of the Audit Committee of the Board of Directors, the Company and the SEC, respectively, regarding the Company's public disclosures on May 19, 2008 of previously undisclosed terms of a January 2008 amendment of our credit facility.

(2)
During 2008, the Company determined that it was necessary to evaluate goodwill and trademarks for impairment between annual tests due to a decline in the Company's stock price and deterioration of the economy.  As a result, the Company recognized deferred tax benefit related to the reversal of deferred tax liabilities associated with the intangible assets.

(3)	Restructuring charges relate primarily to employee separation benefits for employees terminated.